Exhibit 99.1

          Pactiv Full Year 2004 Sales Rise 8 Percent on Strong Volume;
                       Reports Significant Free Cash Flow

     LAKE FOREST, Ill.--(BUSINESS WIRE)--Jan. 25, 2005--For the year ended December 31, 2004, Pactiv Corporation (NYSE:PTV) today announced an 8-percent sales increase to $3.38 billion from $3.14 billion based on volume growth of 4 percent, pricing impact of 2 percent, and foreign exchange impact of 2 percent. Income from continuing operations was $155 million, or $1.01 per share, and included restructuring and other charges of $58 million, or $0.38 per share. Income from continuing operations in 2003 was $195 million, or $1.21 per share, and included the negative impact of a Tenneco Packaging litigation settlement of $35 million, or $0.22 per share.
     Excluding restructuring and other charges, 2004 income from continuing operations was $213 million, or $1.39 per share. Excluding the impact of the litigation settlement, 2003 income from continuing operations was $230 million, or $1.43 per share. The decline primarily reflected significantly higher raw material and energy-related costs, as well as lower pension income, partially offset by improvements in volume, pricing, and productivity.
     Free cash flow in 2004 (cash from operating activities of $367 million less capital expenditures of $100 million) grew to $267 million compared with $224 million in 2003. During the year, the Company repurchased 10.1 million shares of its stock at an average price of $22.71. Gross margin was 27.6 percent compared with 29.7 percent in 2003. Operating margin excluding restructuring and other charges was 13.0 percent compared with 14.9 percent in 2003.
     "2004 was a very challenging year as raw material costs increased approximately $110 million. Pricing actions, solid volume growth, and productivity gains offset the negative impact of raw material costs on the bottom line. Excluding unusual items and pension income, our earnings per share were approximately even with 2003 - a solid performance given the difficult environment," said Richard L. Wambold, Pactiv's chairman and chief executive officer.
     Fourth quarter sales rose 8 percent to $884 million from $818 million based on 1-percent volume growth, 5-percent pricing impact, and 2-percent foreign exchange impact. Income from continuing operations was $47 million, or $0.31 per share, compared with $66 million, or $0.41 per share, in 2003. Excluding the impact of $4 million, or $0.03 per share, of restructuring and other charges, 2004 income from continuing operations was $51 million, or $0.34 per share. The decline primarily was due to higher raw material and energy-related costs, partially offset by higher pricing and volume. Fourth quarter gross margin was
25.7 percent compared with 29.5 percent in 2003. Excluding restructuring and other charges, operating margin was 12.0 percent compared with 15.8 percent.

     Business Segment Results

     Hefty(R) Consumer Products

     Fourth quarter sales of $259 million increased 7 percent from $243 million in 2003, reflecting 5-percent volume growth and 2-percent price impact. The Company experienced volume increases in most product lines, led by food bags. Rollout of Hefty(R) Ultra Flex(TM), the Company's new strong and stretchable waste bag, continued and has now achieved its expected distribution level. Advertising support for that product began in the fourth quarter, and additional advertising and promotion support will continue throughout 2005.
     Operating income of $46 million decreased 19 percent compared with $57 million in 2003. Operating margin was 17.8 percent compared with 23.5 percent in 2003 primarily due to higher raw material and energy-related costs and higher advertising and promotion expense. A price increase for tableware products to pass through higher raw material costs was effective in the fourth quarter, and additional pricing actions in tableware, as well as waste bags, will be effective later in the first quarter. Both tableware and waste bag prices will be up between 10 and 15 percent by the second quarter.
     For the full year, sales of $934 million rose 5 percent from $888 million based on 5-percent volume growth. Operating income before the restructuring charge was $179 million, a decline of 8 percent from $195 million in 2003. On the same basis, operating margin was 19.2 percent compared with 22.0 percent.

     Foodservice/Food Packaging

     Fourth quarter sales of $374 million rose 6 percent from $354 million in 2003 driven by a 9-percent price impact that offset a 3-percent volume decline. The volume decline primarily resulted from exiting an institutional can liner product line in Mexico, which was part of the restructuring program announced in the first quarter of 2004. Volume increased in many key product lines such as agricultural products, home meal replacement items, and processor trays. In addition, sales of products to fast food restaurant chains remained strong.
     Excluding restructuring items in both years, operating income was $38 million, a decline of 10 percent compared with $42 million in 2003. The decrease reflected higher raw material and energy-related costs, partially offset by pricing gains. On the same basis, operating margin was 10.2 percent compared with 11.9 percent in 2003.
     For the full year, sales of $1.49 billion rose 9 percent from $1.37 billion based on 5-percent volume growth and 4-percent pricing impact. Operating profit of $169 million before restructuring charges decreased 5 percent from $177 million. On the same basis, operating margin was 11.3 percent compared with 12.9 percent in 2003.

     Protective and Flexible Packaging

     Fourth quarter sales for the Protective and Flexible Packaging segment of $251 million increased 14 percent compared with $221 million in 2003 driven by volume growth of 4 percent, pricing impact of 4 percent, and foreign exchange impact of 6 percent. North American volume growth was led by strong demand in inflatable products and air cushioning items. European volume improvement was driven by growth in foam products and bubble lines.
     Operating income before restructuring charges was $19 million, an increase of 12 percent compared with 2003, reflecting volume and pricing gains, partially offset by higher raw material costs. Operating margin was 7.6 percent compared with 7.7 percent in 2003.
     For the full year, sales rose 9 percent to $958 million from $879 million based on 2-percent volume growth, 1-percent pricing impact, and 6-percent foreign exchange impact. Excluding restructuring charges, operating profit of $75 million rose 27 percent versus $59 million in 2003. On the same basis, operating margin was 7.8 percent compared with 6.7 percent.

     Outlook

     The Company's outlook assumes that polystyrene prices will remain stable and polyethylene prices will increase $0.09 per pound between now and April. Pricing actions taken in 2004 and early 2005, as well as productivity gains, will help to offset these higher costs. Based on these assumptions, by the second half, the Company expects to have made significant progress in recovering the substantial increase in raw material costs experienced since early 2004.
     The Company recently announced the launch of a major new product, Hefty(R) Serve 'N Store disposable tableware. This product line merges disposable tableware, food storage, and microwaveability, and features interlocking rims that allow the plates and bowls to be snapped together to become a container.
     "We are excited about the launch of Hefty(R) Serve 'N Store(TM) disposable tableware. Because of the strong reception we've seen by both consumers and retail customers, we intend to significantly increase our advertising and promotion program for the year to drive consumer awareness and trial of new products. We also plan to launch two other Hefty(R) products this year and will add support to the Hefty(R) Ultra Flex(TM) waste bag line that was launched in the third quarter of 2004," Wambold continued.
     In 2005, investment in advertising and promotion is expected to increase approximately $60 million to $70 million. The impact on profit, net of the incremental sales, is expected to be approximately $45 million to $55 million. Over the next few years the Company expects these new, high-margin product lines to add sales of approximately $100 million.
     "We have a great opportunity to build on our Hefty(R) brand by bringing this strong slate of innovative products to market. We are investing now to generate significant sales and profit growth in the future," Wambold concluded.
     The Company expects 2005 sales to grow approximately 10 percent to 12 percent. Excluding the carryover of charges from the 2004 restructuring program, the Company has initiated a first quarter 2005 earnings per share outlook in a range of $0.16 to $0.19, a second quarter earnings per share outlook in a range of $0.32 to $0.35, and a full-year 2005 outlook for earnings per share in a range of $1.30 to $1.40. The full-year range includes non-cash pension income of $29 million after tax, or $0.20 per share.
     For the full year, selling, general, and administrative (SG&A) expense is estimated to be in a range of $380 million to $390 million, with $85 million to $90 million in the first quarter and approximately $100 million in each quarter thereafter. The increase in SG&A expense primarily reflects the additional advertising and promotion expense, as well as costs associated with the mid-year expensing of stock options, the annualized impact of research and development costs and related marketing expenses added in 2004, sales-growth-related spending, and lower pension income.
     The 2005 tax rate is expected to be 36 percent, and the full year expectation of the average fully diluted shares outstanding is approximately 150 million.
     Free cash flow for 2005 is anticipated to be in a range of $200 million to $215 million. Depreciation and amortization expense will be approximately $180 million, capital expenditures will be in the range of $150 million to $160 million, and the cash tax rate is estimated to be approximately 25 percent.

     Other

     This press release includes certain non-GAAP financial measures. A reconciliation of the non-GAAP financial measures to GAAP is shown in the "Consolidated Statement of Income", as well as the attached "Regulation G GAAP Reconciliation" or in the attached "Operating Results by Segment". The "Operating Results by Segment" also details the impact on sales of acquisitions and foreign exchange.

     Cautionary Statements

     This press release includes certain "forward-looking statements" such as those in the Outlook section, as well as "...additional pricing actions in tableware, as well as waste bags, will be effective..." and "both tableware and waste bag prices will be up between 10 and 5 percent...". These statements are based on management's current reasonable and good faith expectations. A variety of factors may cause actual results to differ materially from these expectations including a slowdown in economic growth, changes in the competitive market, increased cost of raw materials, and changes in the regulatory environment.

     More detailed information about these and other factors is contained in the Company's Annual Report on Form 10-K at page 56 filed with the Securities and Exchange Commission as revised and updated by Forms 10-Q and 8-K as filed with the Commission.

     Company Information

     Pactiv Corporation, a $3.4 billion company, is a leading provider of advanced packaging solutions for the consumer, foodservice/food packaging, and protective/flexible packaging markets. The specialty packaging leader currently operates 79 facilities in 14 countries around the world. For more information about Pactiv, visit the company's web site at www.pactiv.com.


                          Pactiv Corporation
                   Consolidated Statement of Income

(In millions, except per-share data)

                            Three months ended   Twelve months ended
                                December 31,          December 31,
                           --------------------- ---------------------
                               2004       2003       2004       2003
                           ---------- ---------- ---------- ----------


Sales                           $884       $818     $3,382     $3,138

Costs and expenses
Cost of sales (excluding
 depreciation and
 amortization)                   657        577      2,450      2,206
Depreciation and amortization     42         41        169        163
Selling, general, and
 administrative                   80         69        323        302
Other (income) expense            (1)         2          2          1
                           ---------- ---------- ---------- ----------
Operating income before
 restructuring and other         106        129        438        466
Restructuring and other            7          -         93          -
                           ---------- ---------- ---------- ----------

Operating income                  99        129        345        466


Tenneco Packaging litigation
 settlement and other              -          -          -         56
Interest expense, net             26         25        101         96
Income tax expense                27         38         90        118
Minority interest                 (1)         -         (1)         1
                           ---------- ---------- ---------- ----------

Income from continuing
 operations                       47         66        155        195
Cumulative effect of change
 in accounting principles          -        (12)         -        (12)
                           ---------- ---------- ---------- ----------

Net income                       $47        $54       $155       $183
                           ========== ========== ========== ==========

Average common shares
 outstanding (diluted)         150.9      159.5      153.8      160.1

Diluted earnings per share
Before restructuring and
 other                         $0.34      $0.41      $1.39      $1.21
Restructuring and other        (0.03)         -      (0.38)         -
                           ---------- ---------- ---------- ----------
From continuing operations      0.31       0.41       1.01       1.21
Cumulative effect of change
 in accounting principles          -      (0.07)         -      (0.07)
                           ---------- ---------- ---------- ----------
Net                            $0.31      $0.34      $1.01      $1.14
                           ========== ========== ========== ==========


Gross margin (before
 deprec. & amort.)              25.7%      29.5%      27.6%      29.7%
Operating margin
  Excluding restructuring
   and other                    12.0%      15.8%      13.0%      14.9%
  Restructuring & other         -0.8%       0.0%      -2.8%       0.0%
                           ---------- ---------- ---------- ----------
  Including restructuring
   and other                    11.2%      15.8%      10.2%      14.9%
                           ---------- ---------- ---------- ----------



                          Pactiv Corporation
             Consolidated Statement of Financial Position

(In millions)

                                  December 31, 2004  December 31, 2003
                                  -----------------  -----------------
Assets
Current assets
   Cash and temporary cash
    investments                               $222               $140
   Accounts and notes receivable               406                374
   Inventories                                 406                399
   Other                                        45                 69
                                  -----------------  -----------------
   Total current assets                      1,079                982
                                  -----------------  -----------------
Property, plant, and equipment,
 net                                         1,445              1,522
                                  -----------------  -----------------
Other assets
   Goodwill                                    657                643
   Intangible assets, net                      280                298
   Pension assets, net                         214                195
   Other                                        66                 66
                                  -----------------  -----------------
   Total other assets                        1,217              1,202
                                  -----------------  -----------------


   Total assets                             $3,741             $3,706
                                  =================  =================

Liabilities and shareholders'
 equity
Current liabilities
   Short-term debt, including
    current maturities of
    long-term debt                            $472                 $5
   Accounts payable                            246                198
   Other                                       266                271
                                  -----------------  -----------------
   Total current liabilities                   984                474
                                  -----------------  -----------------
Long-term debt                                 869              1,336
Pension and postretirement
 benefits                                      505                576
Other liabilities                              291                251
Minority interest                                9                  8
Shareholders' equity                         1,083              1,061
                                  -----------------  -----------------

   Total liabilities and
    shareholders' equity                    $3,741             $3,706
                                  =================  =================



                          Pactiv Corporation
                 Consolidated Statement of Cash Flows

(In millions)

Twelve months ended December 31,        2004                2003
                                  -----------------  -----------------

Operating activities
Net income from continuing
 operations                                   $155               $195
Adjustments to reconcile net
 income from continuing
 operations to cash provided by
 operating activities
     Depreciation and
      amortization                             169                163
     Deferred income taxes                      34                 33
     Restructuring and other                    36                  -
     Noncash pension income, net               (48)               (64)
     Working capital                            20                  5
     Other                                       1                  4
                                  -----------------  -----------------
Cash provided by operating
 activities                                    367                336
                                  -----------------  -----------------

Investing activities
Net proceeds from sale of
 businesses and assets                           9                  3
Expenditures for property,
 plant, and equipment                         (100)              (112)
Acquisitions of businesses and
 assets                                          -                (82)
Other                                            -                 (3)
                                  -----------------  -----------------
Cash used by investing
 activities                                    (91)              (194)
                                  -----------------  -----------------

Financing activities
Issuance of common stock                        33                 20
Purchase of common stock                      (230)               (87)
Retirement of long-term debt                     -                (67)
Net increase (decrease) in
 short-term debt, excluding
 current maturities of
 long-term debt                                  -                  -
                                  -----------------  -----------------
Cash used by financing
 activities                                   (197)              (134)
                                  -----------------  -----------------
Effect of foreign-currency
 exchange rate changes on cash
 and temporary cash investments                  3                  5
                                  -----------------  -----------------
Increase in cash and temporary
 cash investments                               82                 13
Cash and temporary cash
 investments, January 1                        140                127
                                  -----------------  -----------------
Cash and temporary cash
 investments, December 31                     $222               $140
                                  =================  =================



                          Pactiv Corporation
                     Operating Results by Segment

(In millions)
                                           Protective &
                             Foodservice /  Flexible
                  Consumer  Food Packaging  Packaging   Other   Total
                  --------- -------------- ------------ ------ -------
Three months ended
 December 31, 2004
------------------
Sales                 $259          $374          $251     $-    $884
Acquisitions (a)         -             -             -      -       -
                  --------- ------------- ------------- ------ -------
Adjusted sales (c)     259           374           251      -     884
                  --------- ------------- ------------- ------ -------

Operating income
 before
 restructuring &
 other                 $46           $38           $19     $3    $106
Restructuring &
 other                   -             4             2      1       7
                  --------- ------------- ------------- ------ -------
Operating income        46            34            17      2      99
                  --------- ------------- ------------- ------ -------

Operating margin
  Excluding
   restructuring
   and other          17.8%         10.2%          7.6%     NA   12.0%
  Restructuring &
   other               0.0%         -1.1%         -0.8%     NA   -0.8%
  Including
   restructuring
   and other          17.8%          9.1%          6.8%     NA   11.2%

Three months ended
 December 31, 2003
------------------
Sales                 $243          $354          $221     $-    $818
Foreign exchange (b)     -             -            14      -      14
                  --------- ------------- ------------- ------ -------
Adjusted sales (c)     243           354           235      -     832
                  --------- ------------- ------------- ------ -------

Operating income
 before
 restructuring &
 other                 $57           $42           $17    $13    $129
Restructuring &
 other                   -            (1)            1      -       -
                  --------- ------------- ------------- ------ -------
Operating income        57            43            16     13     129
                  --------- ------------- ------------- ------ -------

Operating margin
  Excluding
   restructuring
   and other          23.5%         11.9%          7.7%     NA   15.8%
  Restructuring &
   other               0.0%          0.2%         -0.5%     NA    0.0%
  Including
   restructuring
   and other          23.5%         12.1%          7.2%     NA   15.8%

Twelve months ended
 December 31, 2004
-------------------
Sales                 $934        $1,490          $958     $-  $3,382
Acquisitions (a)         -           (55)            -      -     (55)
                  --------- ------------- ------------- ------ -------
Adjusted sales (c)     934         1,435           958      -   3,327
                  --------- ------------- ------------- ------ -------

Operating income
 before
 restructuring &
 other                $179          $169           $75    $15    $438
Restructuring &
 other                   4            31            55      3      93
                  --------- ------------- ------------- ------ -------
Operating income       175           138            20     12     345
                  --------- ------------- ------------- ------ -------

Operating margin
  Excluding
   restructuring
   and other          19.2%         11.3%          7.8%     NA   13.0%
  Restructuring &
   other              -0.5%         -2.0%         -5.7%     NA   -2.8%
  Including
   restructuring
   and other          18.7%          9.3%          2.1%     NA   10.2%

Twelve months ended
 December 31, 2003
-------------------
Sales                 $888        $1,371          $879     $-  $3,138
Foreign exchange (b)     -            (1)           56      -      55
                  --------- ------------- ------------- ------ -------
Adjusted sales (c)     888         1,370           935      -   3,193
                  --------- ------------- ------------- ------ -------

Operating income
 before
 restructuring &
 other                $195          $177           $59    $35    $466
Restructuring &
 other                   -            (1)            1      -       -
                  --------- ------------- ------------- ------ -------
Operating income       195           178            58     35     466
                  --------- ------------- ------------- ------ -------

Operating margin
  Excluding
   restructuring
   and other          22.0%         12.9%          6.7%     NA   14.9%
  Restructuring &
   other               0.0%          0.1%         -0.1%     NA    0.0%
  Including
   restructuring
   and other          22.0%         13.0%          6.6%     NA   14.9%

(a) Adjustment to current year sales for incremental sales from acquisitions.
(b) Adjustment of prior year sales to current year foreign exchange rates.
(c) Sales adjusted for acquisitions and foreign exchange.



                          Pactiv Corporation
                   Regulation G GAAP Reconciliation
                   Net Income and Earnings per Share

(Dollars in millions, except per-share amounts)

                            Three months ended   Twelve months ended
                                December 31,          December 31,
                           --------------------- ---------------------
                              2004       2003       2004       2003
                           ---------- ---------- ---------- ----------
 Net income from continuing
  operations - US GAAP
  basis (a)                      $47        $66       $155       $195

 Excluding:
 Tenneco Packaging
  litigation settlement and
  other                            -          -          -         35
 Restructuring and other
  charges                          4          -         58          -

                           ---------- ---------- ---------- ----------
 Net income - US GAAP basis
  excluding restructuring
  and other charges, and
  Tenneco Packaging litigation
  settlement and other            51         66        213        230

 Excluding:
 Pension income                   (7)       (11)       (30)       (40)

                           ---------- ---------- ---------- ----------
 Net income excluding
  restructuring and other
  charges, Tenneco
  Packaging litigation
  settlement and other,
  and pension income             $44        $55       $183       $190
                           ========== ========== ========== ==========

 Average common shares
  outstanding (diluted)        150.9      159.5      153.8      160.1

 Diluted earnings per share
 Continuing operations - US
  GAAP basis (a)               $0.31      $0.41      $1.01      $1.21

 Excluding:
 Tenneco Packaging
  litigation settlement and
  other                            -          -          -       0.22
 Restructuring and other
  charges                       0.03          -       0.38          -
                           ---------- ---------- ---------- ----------

 Net - US GAAP basis
  excluding restructuring
  and other charges, and
  Tenneco Packaging litigation
  settlement and other          0.34       0.41       1.39       1.43

 Excluding:
 Pension income                (0.05)     (0.07)     (0.20)     (0.25)
                           ---------- ---------- ---------- ----------

 Net - excluding
  restructuring and other
  charges, Tenneco
  Packaging litigation
  settlement and other, and
  pension income               $0.29      $0.34      $1.19      $1.18
                           ========== ========== ========== ==========

 Percent change - 2004 vs.
  2003                           -15%                    1%

(a) In accordance with generally accepted accounting principles (US
GAAP), reported net income and earnings per share include the after-tax impacts of 2004 restructuring and other charges, 2003 Tenneco Packaging litigation settlement and other, and pension income. The company's management believes that by adjusting reported net income and diluted earnings per share to exclude the effects of these items, the resulting metrics reflect the company's operating performance. The company's management uses these metrics to evaluate operating performance, to value various business units, and, along with other factors, in determining management compensation.


                   Regulation G GAAP Reconciliation
                            Free Cash Flow

                            Three months ended   Twelve months ended
                                December 31,          December 31,
                           --------------------- ---------------------
                              2004       2003       2004       2003
                           ---------- ---------- ---------- ----------
 Cash flow provided by
  operating activities -
  US GAAP basis                  $54        $61       $367       $336
  Less: capital
   expenditures                  (33)       (31)      (100)      (112)
                           ---------- ---------- ---------- ----------

  Free cash flow (b)             $21        $30       $267       $224
                           ========== ========== ========== ==========

(b) Free cash flow is defined as cash flow provided by operating activities less capital expenditures. Both of these amounts are calculated in accordance with US GAAP. The company's management believes free cash flow, as defined, is a useful measure of the company's liquidity. The company's management uses free cash flow as a measure of cash available to fund required or early debt retirement, incremental investments, or financing activities, such as, but not limited to, acquisitions and share repurchases. However, free cash flow has limitations, as it does not represent residual cash flows available for discretionary expenditures, such as acqusitions, debt payments, or share repurchases.



                          Pactiv Corporation
                   Regulation G GAAP Reconciliation
                           Outlook for 2005

                                  Three months ended March 31, 2005
                                --------------------------------------
Diluted earnings per share          Low estimate       High estimate
                                ------------------- ------------------
Net - US GAAP basis (a)                      $0.15              $0.18
Adjustments to exclude
 restructuring
and other charges                             0.01               0.01
                                ------------------- ------------------

Net - US GAAP basis excluding
 restructuring and other charges             $0.16              $0.19
                                =================== ==================


                                   Three months ended June 30, 2005
                                --------------------------------------
Diluted earnings per share          Low estimate       High estimate
                                ------------------- ------------------
Net - US GAAP basis (a)                      $0.32              $0.35
Adjustments to exclude
 restructuring
and other charges                                -                  -
                                ------------------- ------------------

Net - US GAAP basis excluding
 restructuring and other charges             $0.32              $0.35
                                =================== ==================


                                 Twelve months ended December 31, 2005
                                --------------------------------------
Diluted earnings per share          Low estimate       High estimate
                                ------------------- ------------------
Net - US GAAP basis (a)                      $1.29              $1.39
Adjustments to exclude
 restructuring
and other charges                             0.01               0.01
                                ------------------- ------------------

Net - US GAAP basis excluding
 restructuring and other charges             $1.30              $1.40
                                =================== ==================

(a) In accordance with generally accepted accounting principles (US
GAAP), reported earnings per share include the after-tax effects of restructuring and other charges. The company's management believes that by adjusting reported earnings per share to exclude the effects of these items, the resulting metric reflects the company's operating performance. The company's management excludes the effect of restructuring and other charges to evaluate operating performance, to value various business units, and, along with other factors, in determining management compensation.


                                 Twelve months ended December 31, 2005
                                --------------------------------------
Free cash flow (in millions)        Low estimate       High estimate
                                ------------------- ------------------
Cash flow provided by operating
 activities - US GAAP basis                   $350               $375
Less: capital expenditures                    (150)              (160)
                                ------------------- ------------------

Free cash flow (b)                            $200               $215
                                =================== ==================

(b) Free cash flow is defined as cash flow provided by operating activities less capital expenditures. Both of these amounts are calculated in accordance with US GAAP. The company's management believes free cash flow, as defined, is a useful measure of the company's liquidity. The company's management uses free cash flow as a measure of cash available to fund required or early debt retirement, incremental investments, or financing activities, such as, but not limited to, acquisitions and share repurchases. However, free cash flow has limitations, as it does not represent residual cash flows available for discretionary expenditures, such as acqusitions, debt payments, or share repurchases.


     CONTACT: Pactiv Corporation
              Christine Hanneman (Investor Relations), 847-482-2429 channeman@pactiv.com or
              Lisa Foss (Media Relations), 847-482-2704 lfoss@pactiv.com